Exhibit 5.1

MACHADO, MEYER, SENDACZ E OPICE

A D V O G A D O S

ESCRITÓRIO CENTRAL - SÃO PAULO

AV. BRIG. FARIA LIMA, 3.144 - 11º ANDAR

01451 000 SÃO PAULO, SP, BRASIL

TEL. 55 11 3150-7000 • FAX 55 11 3150-7071

mmso@mmso.com.br

www.machadomeyer.com.br

BRASÍLIA • RIO DE JANEIRO • SALVADOR • PORTO ALEGRE • BELO HORIZONTE • NITERÓI • FORTALEZA • NOVA IORQUE

São Paulo, June 18, 2007.

To

Companhia Vale do Rio Doce

Avenida Graça Aranha

No. 26, 17th floor

200030 - Rio de Janeiro - RJ - Brazil

Vale Capital Limited

Walkers SPV Limited

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9002, Cayman Islands

Ladies and Gentlemen:

We have acted as special Brazilian counsel for Companhia Vale do Rio Doce (“CVRD”), a corporation organized and existing under the laws of Brazil, and for Vale Capital Limited (“Vale Capital”), a company organized and existing under the laws of the Cayman Islands, in connection with the Vale Capital’s offering pursuant to a registration statement on Form F-3 (“Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) relating to the offering from time to time, in one or more series, of debt securities of Vale Capital (“Vale Capital Debt Securities”) guaranteed by CVRD (“Guarantee”) to be issued under an indenture to be entered into among Vale Capital, as issuer, CVRD, as guarantor and The Bank of New York, as trustee (the “Indenture”). The Vale Capital Debt Securities and the Guarantee collectively are referred to herein as the “Securities”. All capitalized terms used herein not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

1. In rendering the opinions set forth below, we have examined copies of the documents listed below.

(i)	the Registration Statement, including the form of Indenture attached thereto as an exhibit;

(ii)	consolidated and updated by-laws of CVRD as approved by the Ordinary and Extraordinary General Shareholders’ Meeting of CVRD held on April 27, 2007;

(iii)	minutes of the Ordinary and Extraordinary General Shareholders’ Meeting of CVRD dated April 27, 2007, which, among other matters, approved the election of the members of CVRD’s Board of Directors;

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(iv)	minutes of the meetings of the Board of Directors that appointed the current officers of CVRD; and

(v)	minutes of the meetings of the Board of Directors approving the delegation of power to the executive committee in connection with the issuance of the Securities and approving the issuance of the Securities.

2. We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of all records, agreements, instruments and documents, and we have made such investigations of law, as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. For the purposes hereof, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents and the completeness of all documents submitted to us in agreed form, certified copies, photocopies or by facsimile or electronic mail and the authenticity of the original where certified copies or photocopies have been submitted, the conformity to original documents and completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents. We have, with your permission and without independent investigation, relied upon, and assumed the accuracy of, all such certificates, representations, writings and records (including the representations and warranties set forth in the Indenture). We have also assumed that:

(i)	no provision of the Indenture and of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii)	at the time of the execution and delivery of the Indenture and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3. We have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of the Indenture and of the Securities under the laws of (i) the State of New York; and (ii) the Cayman Islands, as the case may be.

4. We have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by CVRD and/or Vale Capital and the other parties thereto. Furthermore, we have assumed (i) the due organization and valid existence of all parties (other than CVRD) to the Indenture under the laws of the countries of their respective incorporation; (ii) the Indenture and the Securities will have been duly authorized, and validly executed and delivered by the parties thereto (other than CVRD); and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than CVRD).

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5. Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

(i)	CVRD is a corporation duly organized and validly existing under the laws of Brazil; and

(ii)	in connection with the Guarantee and the performance of CVRD’s obligations as guarantor, when the Indenture and Guarantee have been duly executed, authenticated, issued and delivered in accordance with their respective provisions and the provisions of the Indenture and in accordance with the applicable definitive underwriting agreement upon payment of the consideration therefor provided for therein, the Guarantee will be duly authorized, executed and delivered and will be a valid and binding agreement of CVRD.

6. The foregoing opinions are subject to the following qualifications:

(i)	to ensure the enforceability or the admissibility in evidence of the Indenture and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil, must be notarized; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action;

(ii)	the Indenture and any other documents or instruments prepared in other language than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which translation and registration certain fees would apply). Such translation and registration may be effected immediately prior to any such enforcement or presentation;

(iii)	a final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of the Indenture or of the Securities should be recognized in the courts of Brazil and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); such ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the State of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil (f) the judicial decision is not against Brazilian national sovereignty, public policy or good morals;

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(iv)	pursuant to the regulations of the Brazilian Central Bank relating to foreign exchange and capital, individuals and legal entities may enter into transactions for the purchase and sale of foreign currency, without limitation on amount, with due regard for the terms and conditions of the regulation and the validity of the specific transaction, based on the economic grounds and liabilities defined in the respective document. In accordance therewith, CVRD may remit funds in foreign currency to cover financial obligations assumed by offshore subsidiaries. Furthermore, pursuant to regulations of the Brazilian Central Bank, it is possible for the Brazilian guarantor to deposit the corresponding amount in Brazilian currency at a non-resident account held in Brazil by the foreign creditor, which would then be able to freely convert such funds into foreign currency for remittance abroad;

(v)	any amounts to be paid under the Guarantee in excess to the amounts provided for in such Guarantee or the Indenture, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(vi)	certain payments in U.S. Dollars by CVRD in connection with the Indenture or the Securities may be subject to CVRD obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vii)	the enforceability of the Indenture or of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles; and

(viii)	in case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date the judge issues a decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankrupcty.

7. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus constituting part of the Registration Statement and in any prospectus supplements related thereto under the captions “Enforcement of Civil Liabilities” and “Validity of the Securities” as Brazilian counsel for the Company.

9. We are qualified to practice law in Brazil only, and we do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

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10. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without our prior written consent.

Very truly yours,

/s/ MACHADO, MEYER, SENDACZ E OPICE
Machado, Meyer, Sendacz e Opice
A d v o g a d o s